Exhibit 10.5

News Corporation
NEWS RELEASE

For Immediate Release	Contact: Andrew Butcher 212-852-7070

Lachlan Murdoch Resigns From Executive Roles at News Corporation

NEW YORK, NY, July 29, 2005 – News Corporation chairman and chief executive officer Mr. Rupert Murdoch today announced that the Company’s deputy chief operating officer, Mr. Lachlan Murdoch, will resign from his executive roles with the Company, effective August 31, 2005.

Mr. Murdoch joined the Company in 1994 and has served in various capacities, most recently as Deputy Chief Operating Officer of News Corporation and Publisher of the New York Post.

In addition to remaining as a director of the Company Lachlan Murdoch will advise the Company in a number of areas.

Lachlan Murdoch said: “I have today resigned my executive position at News Corporation. I will remain on the board and I am excited about my continued involvement with the Company in a different role.

“I look forward to returning home to Australia with my wife, Sarah, and son, Kalan, in the very near future. I would like especially to thank my father for all he has taught me in business and in life. It is now time for me to apply those lessons to the next phase of my career.”

Rupert Murdoch said: “I am particularly saddened by my son’s decision and thank him for his terrific contribution to the company, and also his agreement to stay on the board and advise us in a number of areas. I have respected the professionalism and integrity that he has exhibited throughout his career at News Corporation.

“His achievements include driving all of his reporting divisions to record profits and the New York Post to its highest-ever circulation. I am grateful that I will continue to have the benefit of Lachlan’s counsel and wisdom in his continued role on the Company’s board.”

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of March 31, 2005 of approximately US$56 billion and total annual revenues of approximately US$23 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

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